EXHIBIT 2.1.5

PERSEID THERAPEUTICS LLC

INVESTORS’ RIGHTS AGREEMENT

September 18, 2009

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TABLE OF CONTENTS

(Continued)

Page
6.10 Counterparts	26
6.11 Jurisdiction; Venue	26
6.12 Further Assurances	26
6.13 Specific Performance	26
6.14 Termination upon Change of Control	26
6.15 Conflict	27
6.16 Attorneys’ Fees	27
6.17 Aggregation of Company Securities	27
6.18 Jury Trial	27

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

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PERSEID THERAPEUTICS LLC

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is dated as of September 18, 2009, and is between Perseid Therapeutics LLC, a Delaware limited liability company (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”). Astellas Pharma Inc. (“Astellas”), for purposes of Sections 5.1(h) and 5.1(i) only, and Astellas US Holding, Inc. (“Astellas US”), for the purposes of Section 5.1(g) only, shall also be parties herein. All capitalized terms used and not defined herein shall have such meanings as set forth in the Master Joint Venture Agreement by and between Maxygen, Inc. (“Maxygen”), Astellas, and Astellas Bio Inc. (“Bio”) dated as of June 30, 2009 (the “Joint Venture Agreement”).

RECITALS

The Investors and the Company are parties to the Series A and Series B Preferred Unit Purchase Agreement of even date herewith (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A Preferred Units and Series B Preferred Units to the Investors that the Investors and the Company execute and deliver this Agreement.

The parties therefore agree as follows:

SECTION 1 DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Buy-Out Option” shall have the meaning set forth in Section 5.1(a).

(b) “Buy-Out Units” shall have the meaning set forth in Section 5.1(a).

(c) “Certificate” shall mean the Company’s Certificate of formation as filed September 8, 2009 and as amended from time to time.

(d) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e) “Common Units” shall mean the common units of the Company.

(f) “Company Indemnified Party” shall have the meaning set forth in Section 2.6(b).

(g) “Company Securities” shall mean Units or Registrable Securities.

(h) “Company” shall mean CPC, provided that following the Entity Conversion, “Company” shall mean the Conversion Entity.

(i) “Contributed Assets” shall have the meaning set forth in Section 2.1 of the Asset Contribution Agreement.

(j) “Conversion Entity” shall mean the corporation resulting from the Entity Conversion.

(k) “Conversion Stock” shall mean the Common Stock of the Conversion Entity issued in exchange for the membership interests of CPC upon the Entity Conversion.

(l) “Conversion Units” shall mean the Common Units issued upon conversion of the Preferred Units.

(m) “DGCL” shall mean the General Corporation Law of the State of Delaware.

(n) “DLLCA” shall mean the Limited Liability Company Act of the State of Delaware.

(o) “Entity Conversion” shall mean the conversion of CPC from a limited liability company to a corporation pursuant to Section 9.04 of the LLC Agreement.

(p) “Equity Plan” shall mean the Company’s 2009 Equity Incentive Plan.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(r) “Exercise Price” shall have the meaning set forth in Section 5.1(a).

(s) “Governmental Entity” shall mean any U.S. federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

(t) “Holder Indemnified Party” shall have the meaning set forth in Section 2.6(a).

(u) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(v) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(w) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(x) “Initial Public Offering” shall mean the closing of the Conversion Entity’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(y) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold a majority of the outstanding Registrable Securities.

(z) “Investors” shall have the meaning set forth in the Preamble.

(aa) “Loan Agreement” shall have the meaning set forth in Section 5.1(g).

(bb) “Loan Conditions” shall have the meaning set forth in Section 5.1(g).

(cc) “Loan Option” shall have the meaning set forth in Section 5.1(g).

(dd) “Maximum Loan Amount” shall have the meaning set forth in the Loan Agreement.

(ee) “New Securities” shall have the meaning set forth in Section 4.1(a).

(ff) “Option Closing” shall have the meaning set forth in Section 5.1(d).

(gg) “Option Expiration Date” shall have the meaning set forth in Section 5.1(a).

(hh) “Option Notice” shall have the meaning set forth in Section 5.1(a).

(ii) “Other Products Option” shall mean the Option defined in the Other Products Collaboration Agreement.

(jj) “Preferred Unit” shall mean the Series A Preferred Units and Series B Preferred Units of the Company.

(kk) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(ll) “Qualified Public Offering” shall mean a firm commitment underwritten initial public offering by the Company pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Common Units, provided that the pre-offering valuation of the Company is at least $200,000,000 and the aggregate gross proceeds to the Company are more than $50,000,000.

(mm) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Units upon the Entity Conversion and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any securities described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(nn) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(oo) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, which shall be paid in any event by the Company, including, without limitation, all registration and qualification fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company.

(pp) “Related Entity” means, with respect to any party hereto, (i) any corporation, trust, limited liability company, association or other entity in which such party holds an 80% or greater equity interest, (ii) any parent corporation, trust, limited liability company or association, or other parent entity, of such party or (iii) any liquidating trust or similar entity established for the benefit of such party’s equityholders.

(qq) “Restricted Securities” shall mean any Registrable Securities required to bear the first paragraph of the legend described in Section 2.8(c).

(rr) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ss) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(tt) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(uu) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(vv) “Securityholder” shall mean a holder of Units or Registrable Securities.

(ww) “Selling Expenses” shall mean all underwriting discounts, filing fees, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

(xx) “Series A Preferred Units” shall mean the Series A Preferred Units issued pursuant to the Purchase Agreement.

(yy) “Series B Preferred Units” shall mean the Series B Preferred Units issued pursuant to the Purchase Agreement.

(zz) “Units” shall mean the Series A Preferred Units and Series B Preferred Units.

(aaa) “Transfer” shall have such meaning as set forth in Section 1.1 of the Co-Sale Agreement dated September 18, 2009 by and among the Company and the Investors.

(bbb) “Withdrawn Registration” shall mean a forfeited demand or S-3 registration under Section 2.1 or Section 2.3, respectively, in accordance with the terms and conditions of Section 2.4.

SECTION 2 REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of Registrable Securities to be disposed of and the intended methods of disposition of such securities by such Initiating Holders), the Company will:

(i) within ten (10) days give written notice of the proposed registration to all other Holders, who shall then have the right to request inclusion in such registration of all or a part of their Registrable Securities; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the later to occur of the Entity Conversion and three (3) year anniversary of the date of this Agreement or (B) six (6) months following the Company’s Initial Public Offering;

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(iv) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(v) If the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3;

(vi) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or

(vii) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (b)(iv) above to firmly underwrite the offer.

(c) Deferral. If (i) in the good faith judgment of the board of directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the board of directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the board of directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

(d) Other Securities. The registration statement filed pursuant to the request of the Initiating Holders may include securities of the Company being sold for the account of the Company.

(e) Underwriting. The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority in interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of Registrable Securities to be underwritten, the number of Registrable Securities that may be so included shall be allocated among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities that each such Holder has requested be included in such registration statement. In no event shall the number of Registrable Securities underwritten in such registration be limited unless and until all Registrable Securities held by persons other than Holders, including the Company, are completely excluded from such offering.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If Registrable Securities are so withdrawn from the registration and if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of Registrable Securities so withdrawn, with such Registrable Securities to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of securities to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on their pro rata share of Registrable Securities to be included in the registration, assuming conversion. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty-five percent (25%) of the total value of securities included in such registration, unless such offering is a Qualified Public Offering and such registration does not include securities of any other selling stockholders (excluding Registrable Securities registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If Registrable Securities are so withdrawn from the registration and if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of Registrable Securities so withdrawn, with such Registrable Securities to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this SECTION 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of such Registrable Securities (such request shall state the number of Registrable Securities to be disposed of and the intended methods of disposition of such Registrable Securities by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(ii) or 2.1(b)(iv); or

(ii) After the Company has initiated two (2) such registrations pursuant to this Section 2.3 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations).

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(d) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 in the event that the withdrawn registration was initiated pursuant to Section 2.1 or Section 2.3 in the event that the withdrawn registration was initiated pursuant to Section 2.3; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1 or Section 2.3, as the case may be, such registration shall not be treated as a counted registration for purposes of Section 2.1 or Section 2.3, as the case may be, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this SECTION 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) If (i) a registration made pursuant to a registration statement filed under Rule 415 is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three (3) year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(j) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(k) Notify each Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Registrable Securities, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this SECTION 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter (each, a “Holder Indemnified Party”), against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder Indemnified Party, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission that is based on and conforms with written information furnished to the Company and stated to be specifically for use in any registration statement by such Holder Indemnified Party; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder (each, a “Company Indemnified Party”), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company Indemnified Party for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in such registration statement, prospectus, offering circular or other document is based on and conforms with written information provided by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Any Holder Indemnified Party or Company Indemnified Party entitled to indemnification under this Section 2.6 (each, an “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not materially prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this SECTION 2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Company Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Securityholder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of such Company Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Company Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Securityholder shall have given prior written notice to the Company of the Securityholder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, the Securityholder shall have furnished the Company with evidence reasonably satisfactory to the Company that such disposition will not require registration of such Company Securities under the Securities Act, including, if requested by the Company, an opinion of counsel reasonably satisfactory to the Company, whereupon the holder of such Company Securities shall be entitled to transfer such Company Securities in accordance with the terms of the notice delivered by the Securityholder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b) Notwithstanding the provisions of Section 2.8(a), no such registration statement or opinion of counsel shall be necessary for (i) a transfer not involving a change in beneficial ownership, (ii) transactions involving the distribution without consideration of Company Securities by any Securityholder to (x) a Related Entity of the Securityholder,or (y) any of the Securityholder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Securityholder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) a transfer pursuant to the exercise of the Buy-Out Option; provided, in each case, that the Securityholder shall give written notice to the Company of the Securityholder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Company Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the legend set forth in Section 3.8 of the Purchase Agreement. The Securityholders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Company Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first paragraph of the legend referring to federal and state securities laws set forth in Section 3.8 of the Purchase Agreement and the stock transfer instructions and record notations with respect to the Company Securities shall be removed and the Company shall issue a certificate without such paragraph to the Securityholder if (i) those securities are registered under the Securities Act, or (ii) the Holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. No Holder shall sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Registrable Securities (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) with respect to the Company Securities (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this SECTION 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Securityholder by the Company under this SECTION 2 may be transferred or assigned by a Securityholder only to a transferee or assignee of not less than 5,000,000 Company Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Company Securities is effected in accordance with the terms of Section 2.8, the Co-Sale Agreement and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Securityholder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of each Investor who holds not less than 5,000,000 Company Securities, or in the event that no Investor holds at least 5,000,000 Company Securities, Securityholders holding a majority of the Company Securities, (i) prior to the Option Expiration Date, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Securityholders hereunder or (ii) on or after the Option Expiration Date (as defined below), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Securityholders hereunder (however, for the avoidance of doubt, on or following the Option Expiration Date, the Company may give any such holder or prospective holder registration rights which are pari passu with the registration rights granted to the Securityholders hereunder without being required to obtain the prior consent of any Investor pursuant to this Section 2.13, including by making any such holder or prospective holder a party to this Agreement in accordance with Section 6.1).

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (ii) three (3) years after the closing of the Company’s Initial Public Offering.

SECTION 3 COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Securityholder who owns at least 5,000,000 Company Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided, however, that no Securityholder shall by reason of this Section 3.1 have access to any trade secrets or classified information of the Company:

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, accompanied by an unqualified report of independent certified public accountants regarding such balance sheet and statements selected by the Company, provided, however, that in lieu of the balance sheet and statements of income and cash flows and a report of independent certified public accountants required to be furnished under this Section 3.1(a)(i), the Company may furnish the audited consolidated financial statements and accompanying report of independent certified public accountants of Maxygen, which audited consolidated financial statements and report of independent certified public accountants shall include or cover, as the case may be, the financial results of the Company.

(ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, and certified by the Chief Financial Officer of the Company.

(iii) As soon as practicable after the end of each calendar month, and in any event within thirty (30) days after the end of each calendar month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, and certified by the Chief Financial Officer of the Company.

(iv) At least thirty (30) days prior to the beginning of each fiscal year an annual business plan, including a budget, for such fiscal year.

(b) Inspection Rights. The Company will afford to each Investor and such Investor’s accountants and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records to the extent permitted by applicable law. Each Investor shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with, work performed for, or trade secrets of specific customers and other business partners where to do so would violate confidentiality obligations to those parties; provided that the Company will use its commercially reasonable efforts to provide exceptions in all confidentiality agreements to permit such disclosure to the Investors subject to the Investors entering into such reasonable confidentiality and non-use agreements with respect to such information as the Company or such other parties may request. Such Investors may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and other Transaction Agreements. The rights granted pursuant to this Section 3.1(b) may not be assigned or otherwise conveyed by such Investors or by any subsequent transferee of any such rights without the prior written consent of the Company.

3.2 Confidentiality. Any information disclosed pursuant to this SECTION 3 shall be Confidential Information and subject to the requirements of Section 8.7 of the Joint Venture Agreement. Notwithstanding the foregoing, no Investor shall by reason of any Transaction Agreement (including, without limitation, this Agreement) have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights contained in any Transaction Agreement (including, without limitation, this Agreement) in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than a ten percent (10%) ownership interest of a competitor of the Company. The Investors agree that, in the event that any person other than an Investor becomes party to this Agreement, the Investors will take all appropriate actions to require such person to confidentiality requirements substantially consistent with those set forth in this Section 3.2 and Section 8.7 of the Joint Venture Agreement.

3.3 Termination of Covenants. The covenants set forth in this SECTION 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering.

SECTION 4 RIGHT OF FIRST REFUSAL

4.1 Right of First Refusal to Investors. The Company hereby grants to each Investor during such time as such Investor owns at least 5,000,000 Company Securities and/or Conversion Units the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. An Investor’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of Common Units (or, following the Entity Conversion, Conversion Stock) owned by such Investor immediately prior to the issuance of New Securities (assuming full conversion of the Units and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Investor) to (b) the total number of Common Units (or, following the Entity Conversion, Conversion Stock) outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Units and full conversion or exercise of all outstanding convertible securities, rights, options and warrants). For the avoidance of doubt, the right of first refusal provided for in this Section 4.1 shall survive and be unaffected by the occurrence of the Option Expiration Date.

(a) “New Securities” shall mean any security (including Common Units and/or Preferred Units) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such securities including any capital stock, or Units and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include any security of the Company that is excluded from the definition of “Additional Common Units” in Section 4.03(d)(i) of the LLC Agreement (or, after the Entity Conversion, any Conversion Stock corresponding to the securities excluded from the definition of “Additional Common Units”) as well as any Common Units (including Profits Interest Units, as defined in the LLC Agreement) or Conversion Stock and options, warrants or other rights to purchase Common Units or Conversion Stock issued or issuable to officers, employees, directors, consultants, placement agents or other service providers of the Company (or any subsidiary) pursuant to grants, restricted unit purchase agreements, option plans, purchase plans, agreements or other employee stock incentive programs or similar arrangements approved by the Company’s board of managers to the extent not so excluded by Section 4.03(d)(i) of the LLC Agreement.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days after any such notice is mailed or delivered (the “Election Period”) to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Exhibit B, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Investors fail to exercise fully the right of first refusal within the Election Period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Investors’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investors delivered pursuant to Section 4.1(b). In the event the Company has not sold such New Securities within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investors in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering.

SECTION 5 COVENANTS OF THE INVESTORS

5.1 Buy-Out Option.

(a) Bio and Maxygen hereby agree and acknowledge that, on the terms and conditions set forth in this Section 5.1, Bio has the right to purchase all, but not part, of the Series A Units and Conversion Units (or, following the Entity Conversion, any Conversion Stock) held by Maxygen at any time prior to the Option Expiration Date (the “Buy-Out Units,” and the right to purchase such Buy-Out Units, the “Buy-Out Option”) and, upon exercise of such Buy-Out Option by Bio, Maxygen shall sell to Bio all such Buy-Out Units, notwithstanding any provision of this Agreement or any of the Transaction Agreements to the contrary. Such Buy-Out Option may be exercised by Bio, in its sole and absolute discretion at any time and from time to time, until September 18, 2012 (the “Option Expiration Date”), by giving written notice to Maxygen, pursuant to the form attached hereto as Exhibit C (the “Option Notice”). The exercise price for the Buy-Out Units (the “Exercise Price”) is set forth on Schedule 5.1 hereof. The Option Notice shall specify the Exercise Price Bio shall pay to Maxygen, with the date that Bio exercises the Buy-Out Option being the relevant date for determining the Exercise Price to be paid in accordance with Schedule 5.1 hereto. Each of Bio and Maxygen covenants that it shall not Transfer any Units or Conversion Units held by Bio or Maxygen, as the case may be, at any time prior to the Option Expiration Date, except as in accordance with this Section 5.1 or in a Permitted Transfer. “Permitted Transfer” means any Transfer (either by operation of law or otherwise) made by either of Bio or Maxygen to (i) an entity that acquires all or substantially all of the business or assets of Bio or Maxygen, as the case may be, whether by merger, reorganization, acquisition, asset sale or otherwise, or (ii) a Related Entity of Bio or Maxygen, as the case may be, in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement (including this Section 5.1).

(b) Upon the delivery of the Option Notice by Bio to Maxygen on or before the Option Expiration Date, the Buy-Out Option shall be deemed exercised and the parties hereto agree to work in good faith and use their reasonable best efforts to consummate the Option Closing as quickly as possible. If the Option Closing does not occur within 90 days of the delivery of the Option Notice by Bio to Maxygen, then the Buy-Out Option shall be forfeited and may not be exercised again; provided that the Buy-Out Option shall not be forfeited pursuant to the foregoing if (i) (A) Maxygen has failed to comply in any material respect with any of its obligations set forth in this paragraph (b) or paragraphs (c) or (d) below or in the agreement with respect to the sale and purchase of such Units referred to in paragraph (d) below respectively and (B) Bio has not failed to comply in any material respect with its obligations set forth in this paragraph (b) or in the agreement with respect to the sale and purchase of such Units referred to in paragraph (d) below or (ii) the Option Closing has not occurred within such period as a result of (A) the failure to obtain any consent, approval or authorization of any Governmental Entity required to consummate the Buy-Out Option or (B) any Governmental Entity having issued an Order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Buy-Out Option.

(c) In the event that Bio informs Maxygen or the Company that the exercise of the Buy-Out Option requires the submission of a Hart-Scott-Rodino Act (the “HSR Act”) notification (or an antitrust notification in any other jurisdiction), as promptly as possible after the date of such notice but in any event no later than ten (10) days thereafter, each of Maxygen and Bio shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the purchase of all of Maxygen’s equity in the Company by Bio pursuant to the agreement defined in paragraph (d) below and shall submit an antitrust notification in any other jurisdiction as Bio and Maxygen reasonably believe is required with respect to Bio’s exercise of such option. Each of Maxygen and Bio shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings. Each of Maxygen and Bio shall pay its own HSR Act filing fees or other filing fees, if any.

(d) The closing of the purchase of the Buy-Out Units pursuant to Bio’s exercise of the Buy-Out Option shall be effected through a purchase agreement containing terms and conditions which are mutually agreeable to Bio and Maxygen; provided, that notwithstanding the foregoing, (i) such agreement shall contain representations and warranties (which representations and warranties, other than those representations and warranties relating to title and authority, shall not survive closing) and covenants of Maxygen relating to the Buy-Out Units and other matters which are substantially similar to those which it is making in the Asset Contribution Agreement with respect to the Contributed Assets subject to such modifications as may be appropriate to reflect the circumstances at the time and the form and nature of the transaction, and (ii) the Exercise Price shall be that established pursuant to Section 5.1(a). Bio and Maxygen shall negotiate such purchase agreement in good faith. At the closing of the Buy-Out Option (the “Option Closing”), Maxygen shall deliver a certificate or certificates representing all of the Buy-Out Units, duly endorsed in blank, or accompanied by assignments separate from the certificate or certificates representing such Buy-Out Units and made out in blank, with signatures guaranteed, together with evidence reasonably satisfactory to Bio of the payment of all applicable transfer Taxes. Each of Bio and Maxygen covenants that at no time prior to the earlier to occur of the Option Closing or the Buy-Out Expiration Date will any Units or Conversion Units held by Bio or Maxygen, as the case may be, be Transferred (except, with respect to Maxygen, to Bio or its Affiliate pursuant to this Section 5.1, or with respect to Bio or Maxygen in a Permitted Transfer or subjected to any liens, claims or encumbrances (except for those created by the Transaction Agreements or under applicable law)). At the Option Closing, Bio shall pay Maxygen the Exercise Price by wire transfer of same day funds.

(e) The Investors acknowledge and agree that the purchase of Maxygen’s ownership interest in the Company pursuant to the Buy-Out Option shall be treated for federal and applicable state and local income or franchise Tax purposes as a transaction described in Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 432, pursuant to which: (i) the Company will terminate under Section 708(b)(1)(A) of the Code when Bio purchases Maxygen’s entire interest in the Company and any vested Profits Interest Units, (ii) Maxygen and the holders of vested Profits Interest Units will be treated as selling their entire interest in the Company in accordance with Section 741 of the Code, and (iii) the Company will be deemed to make a liquidating distribution of all of its assets to Bio, Maxygen and the holders of vested Profits Interest Units, following which Bio will be treated as acquiring the assets deemed distributed to Maxygen and the holders of vested Profits Interest Units, so that, pursuant to Section 1012 of the Code, Bio’s tax basis in the Company’s assets attributable to Maxygen’s interest in the Company shall be the purchase price for their interests in the Company as determined pursuant to Section 5.1 hereof.

(f) Concurrently with or immediately after the Option Closing, Bio shall purchase for cash all vested Profits Interest Units held by the Company’s then-current and former Service Providers (as defined in the Equity Plan) and shall make adequate provisions for, and upon the subsequent vesting of, purchase, any unvested Profits Interest Units, in each case pursuant to the Equity Plan.

(g) The Company and Bio hereby agree and acknowledge that if, at the Option Expiration Date, (i) the Buy-Out Option has not been exercised, (ii) the Company does not have in cash and cash equivalents less debt an amount greater than Twenty Million U.S. Dollars ($20,000,000), (iii) Astellas retains its license rights to products from the 4 Program under the Astellas Agreement (as such terms are defined in Article 1 of the Asset Contribution Agreement), and (iv) Bio has not exercised the Other Products Option (clauses (i) through (iv) collectively referred to as the “Loan Conditions”), the Company shall have the right (the “Loan Option”) to obtain from Astellas US or its assignee revolving loans up to the Maximum Loan Amount, upon the same terms and conditions set forth in the form of loan agreement attached as Exhibit D hereto (the “Loan Agreement”). The Company shall exercise the Loan Option by providing written notice to Astellas US or its assignee, such notice to be delivered no later than the later of (a) thirty (30) days of the Option Expiration Date, or (b) if the Buy-Out Option has been exercised but the Option Closing has not occurred, the 120th day after the delivery of the Option Notice by Bio to Maxygen (the “Loan Exercise Period”), along with a copy of the Loan Agreement executed by the Company. In the event the Loan Option has not been exercised within the Loan Exercise Period, neither Bio, Astellas US nor their respective assignees shall have an obligation to make any loans to the Company pursuant to this subparagraph. Following the valid exercise of the Loan Option, Astellas US shall promptly execute and deliver the Loan Agreement to the Company and its failure to so execute and deliver the Loan Agreement shall not relieve Astellas US of its obligations hereunder.

(h) Bio and Maxygen hereby agree and acknowledge that Bio’s rights under this Section 5.1 may be assigned to an Affiliate of Bio at any time prior to the Option Expiration Date. For the avoidance of doubt, Bio and Astellas shall remain fully and directly responsible for any and all of Bio’s obligations under this Section 5.1 regardless of whether Bio has assigned any or all of its rights to any of its Affiliates.

(i) If the Company effects the Entity Conversion, Bio and Astellas agree to promptly reimburse the Company (or its successor corporation) for costs and expenses (including reasonable attorneys’ fees) incurred by the Company to effect the Entity Conversion.

SECTION 6 MISCELLANEOUS

6.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and each Investor; provided, however, that Securityholders purchasing equity securities (including any securities convertible into or exercisable for any equity securities) of the Company on or after the Option Expiration Date may become parties to this Agreement by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Securityholder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Securityholder and each future holder of all such securities of Securityholder. Each Securityholder acknowledges that by the operation of this paragraph, the Investors will have the right and power to diminish or eliminate all rights of such Securityholder under this Agreement.

6.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Maxygen, Inc., to the address or electronic mail address of Maxygen, Inc. set forth in Exhibit A, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: David J. Segre and Tony Jeffries;

(b) if to Bio to the address or electronic mail address of Bio set forth in Exhibit A, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention: Michael Braun;

(c) if to any Investor or Securityholder not provided for in paragraphs (a) or (b), above, to such address or electronic mail address as shown in the Company’s records, or, until any such Investor or Securityholder so furnishes an address to the Company, then to the address of the last holder of such equity for which the Company has contact information in its records; or

(d) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 515 Galveston Drive, Redwood City, CA 94063, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: David J. Segre and Tony Jeffries.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, two (2) Business Days after deposit with the courier), (ii) if sent via registered or certified mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day in either case confirmed in writing.

Each Investor and Securityholder consents to the delivery of any notice to members given by the Company under the Delaware Limited Liability Company Act or the Certificate or the LLC Agreement by (i) electronic mail to the electronic mail address set forth above (or to any other electronic mail address for the Investor or Securityholder in the Company’s records), (ii) posting on an electronic network together with separate notice to the Investor or Securityholder of such specific posting or (iii) any other form of electronic transmission (as defined in §18-302 of the Delaware Limited Liability Company Act) directed to the Investor or Securityholder. This consent may be revoked by an Investor or Securityholder by written notice to the Company and may be deemed revoked in the circumstances specified in the LLC Agreement.

6.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law that would result in the law of a jurisdiction other than the State of Delaware governing.

6.4 Successors and Assigns. Except as provided in this Section 6.4, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by the Company or any Investor to any Third Party without the written consent of the other parties hereto, provided that this Agreement may without requiring the consent of the other parties be assigned, transferred, delegated or sublicensed in connection with the transfer of Units to (a) an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (b) any Related Entity of such party, in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement and, prior to the Option Expiration Date, the Voting Agreement, the Co-Sale Agreement and the LLC Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties. Except as expressly provided in this Section 6.4, any attempted assignment or transfer of this Agreement shall be null and void.

6.5 [Reserved].

6.6 Entire Agreement. This Agreement and the exhibits hereto and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

6.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.10 Counterparts. This Agreement may be executed and delivered by PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, any court in the State of Delaware having subject matter jurisdiction (or in the event of exclusive federal jurisdiction, the courts of the District of Delaware).

6.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.14 Termination upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any security acquisition, reorganization, merger or consolidation but excluding any bona fide sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of equity in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Company; or (c) the consummation of the transaction resulting from the exercise of the Buy-Out Option.

6.15 Conflict. In the event of any conflict between the terms of this Agreement and the LLC Agreement, the terms of the LLC Agreement, as the case may be, will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

6.16 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.17 Aggregation of Company Securities. All securities held or acquired by affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement. For the avoidance of doubt, none of the Company, Maxygen or Bio shall be considered to be “affiliated entities” of one another for the purposes of this Agreement.

6.18 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(signature page follows)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

PERSEID THERAPEUTICS LLC
a Delaware limited liability company

By:	/s/ Grant Yonehiro
Name:	Grant Yonehiro
Title:	CEO & President

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Astellas Bio Inc.

By:	/s/ Kazunori Okimura
Name:	Kazunori Okimura
Title:	Secretary

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Maxygen, Inc.

By:	/s/ Russell J. Howard
Name:	Russell J. Howard, Ph.D.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

Astellas Pharma Inc.
(Solely for the purposes of Sections 5.1(h) and 5.1(i))

By:	/s/ Masafumi Nogimori
Name:	Masafumi Nogimori
Title:	Representative Director, President & CEO

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

Astellas US Holding, Inc.
(Solely for the purposes of Section 5.1(g))

By:	/s/ Linda F. Friedman
Name:	Linda F. Friedman
Title:	Secretary

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

INVESTORS

Astellas Bio Inc.

Three Parkway

North Deerfield, IL 60015-2458

Email: masaki.doi@jp.astellas.com and kazunori.okimura@jp.astellas.com

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Email: corporatesecretary@maxygen.com

EXHIBIT B

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors’ Rights Agreement dated as of September 18, 2009 (the “Agreement”):

Waiver of 15 days’ notice period in which to exercise right of first refusal: (please check only one)

(    ) WAIVE in full, on behalf of all Holders, the 15-day notice period provided to exercise my right of first refusal granted under the Agreement.

(    ) DO NOT WAIVE the notice period described above.

Issuance and Sale of New Securities: (please check only one):

(    ) WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

(    ) ELECT TO PARTICIPATE in $            (please provide amount) in New Securities proposed to be issued by             , a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $             in New Securities being offered in the financing.

(    ) ELECT TO PARTICIPATE in $             in New Securities proposed to be issued by             , a Delaware corporation, representing my FULL pro rata portion of the aggregate of $            in New Securities being offered in the financing.

(    ) ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $             in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $             (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Investors do not exercise their full rights of first refusal with respect to the $             in New Securities being offered in the financing.

Date:
(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

EXHIBIT C

FORM OF OPTION NOTICE

[Date]

By Overnight Delivery

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Attention: Chief Executive Officer

Re:	Notice of Exercise of Buy-Out Option

Dear Sir or Madam:

Reference is made to the Investors’ Rights Agreement dated as of September 18, 2009 (the “Investors’ Rights Agreement”) by and among Maxygen, Inc. (“Maxygen”), Perseid Therapeutics LLC (the “Company”) and Astellas Bio Inc. (“Bio”). Capitalized terms used herein, unless otherwise defined herein, shall have the respective meanings assigned to them in the Investors’ Rights Agreement.

This letter serves as the written notice of Bio under Section 5.1(a) of the Investors’ Rights Agreement of Bio’s election to purchase the Buy-Out Units at the Exercise Price of $[            ], as determined in accordance with Schedule 5.1 of the Investors’ Rights Agreement. We look forward to working with you to expeditiously close the purchase of the Buy-Out Units in accordance with Section 5.1(b) of the Investors’ Rights Agreement.

Very Truly Yours,

Astellas Bio Inc.

By:

Name:

Title:

EXHIBIT D

LOAN AGREEMENT

[Intentionally omitted]

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

SCHEDULE 5.1

OPTION EXERCISE PRICE

	Option Notice dated on or before December 18th	Option Notice dated on or before March 18th	Option Notice dated on or before June 18th	Option Notice dated on or before September 18th
Year 1	$53 million	$57 million	$61 million	$65 million
Year 2	$70 million	$76 million	$81 million	$88 million
Year 3	$95 million	$104 million	$113 million	$123 million